Exhibit 99
Contact:    Media Relations
Hormel Foods
media@hormel.com

Hormel Foods Announces Retirement of Scott Aakre, Group Vice President and Chief Marketing Officer for Retail, Following a Distinguished 35-year career

Aakre extends his service to the company by joining Hormel Foods board of directors

AUSTIN, Minn., (May 15, 2025) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, announced that Scott Aakre, group vice president and chief marketing officer for Retail, will retire at the end of the company’s fiscal 2025 after 35 years of distinguished service. His responsibilities will be transitioned internally. The company also announced that Aakre, who serves on The Hormel Foundation board, was appointed to the Hormel Foods board of directors, effective May 15, 2025, enabling the company to continue benefiting from his expertise.

“Scott has been a tremendous asset to our organization, and we have been incredibly fortunate to benefit from his leadership, creativity and business expertise for over three decades,” said Jim Snee, president and chief executive officer, Hormel Foods. “Austin, Minnesota, is both Scott’s hometown and the home of Hormel Foods, and we are grateful he chose to build his career here with us. I’m delighted he will continue to support the company beyond his retirement as a member of the Hormel Foods board of directors."

“We are pleased to welcome Scott to the Hormel Foods board of directors,” said Bill Newlands, chairman of the Hormel Foods board. “His marketing experience has helped strengthen the connection between the company’s brands and the people who love them, and he is a champion for the Austin, Minnesota, community. We’re excited to have his perspective on the board, which, now at 12 members, we believe is a good size.”

“It’s been incredibly rewarding to be part of this company’s journey over the past 35 years,” Aakre said. “I’m honored to join the Hormel Foods board and support the company’s continued success in this new capacity. As a recently appointed director of The Hormel Foundation, I look forward to representing The Hormel Foundation and all of our shareholders.”

About Scott Aakre
Aakre joined Hormel Foods in 1990 and held a variety of management positions for the company before being named vice president of marketing for grocery products in 2005. Aakre transitioned to vice president of corporate innovation and new product development in 2011. He then became senior vice president of Brand Fuel in 2022 and assumed his current position in 2023.

Aakre is active in the innovation industry as well as in a variety of community and charitable causes. He has been a champion for the United Way of Mower County, previously serving on its board. In April 2025, Aakre was named to the board of directors of The Hormel Foundation, an unaffiliated non-profit organization with a charitable mission that beneficially owns approximately 46% of the company’s common stock. Aakre earned a bachelor’s degree and a master’s degree in business administration from the University of Minnesota.

About Hormel Foods — Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with approximately $12 billion in annual revenue across more than 80 countries worldwide. Its brands include PLANTERS®, SKIPPY®, SPAM®, HORMEL® NATURAL CHOICE®, APPLEGATE®, JUSTIN’S®, WHOLLY®, HORMEL® BLACK LABEL®, COLUMBUS®, JENNIE-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized by TIME magazine as one of the World’s Best Companies and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.